Exhibit 5.1

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX WWW.FOLEY.COM

March 26, 2021

Orion Energy Systems, Inc.

2210 Woodland Drive

Manitowoc, WI 54220

Ladies and Gentlemen:

We have acted as counsel to Orion Energy Systems, Inc., a Wisconsin corporation (the “Company”), in connection with the Company’s issuance and sale, through B. Riley Securities, Inc. as sales agent (the “Sales Agent”), of up to $50,000,000 of shares of the Company’s common stock, no par value (the “Placement Shares”) with attached common share purchase rights (the “Rights”), from time to time and at various prices in an “at-the-market” offering pursuant to (i) that certain At Market Issuance Sales Agreement, dated March 26, 2021 (the “Sales Agreement”), by and between the Company and the Sales Agent, and (ii) the Company’s Registration Statement on Form S-3 (File No. 333-236837), filed with the Securities and Exchange Commission (the “Commission”) on March 2, 2020 and declared effective on March 12, 2020 (the “Registration Statement”), the base prospectus filed as part of the Registration Statement (the “Base Prospectus”), and the final prospectus supplement dated March 26, 2021 (together with the Base Prospectus, the “Prospectus”). The terms of the Rights are set forth in that certain Rights Agreement (the “Rights Agreement”), dated as of January 7, 2009, between the Company and Wells Fargo Bank, N.A., as amended by Amendment No. 1 to the Rights Agreement, dated as of January 3, 2019, between the Company and Equiniti Trust Company (as successor to Wells Fargo Bank, N.A.).

In connection with our representation, we have examined: (i) the Sales Agreement, (ii) the Registration Statement and the Prospectus, (iii) the Amended and Restated Articles of Incorporation of the Company and the Amended and Restated Bylaws of the Company, each as amended to date, (iv) the Rights Agreement, and (v) the proceedings and actions taken by the Board of Directors of the Company to authorize and approve the transactions contemplated by the Sales Agreement and the execution and delivery of the Sales Agreement. We have also considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of officers, directors and representatives of the Company, certificates of public officials, and such other documents as we have deemed appropriate as a basis for the opinions set forth below. In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents, certificates, and instruments submitted to us as copies.

Our opinions expressed herein are limited to the business corporation law of the State of Wisconsin, and we express no opinion as to the laws of any other jurisdiction.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.

Upon the issuance of the Placement Shares pursuant to the terms of the Sales Agreement and the receipt by the Company of the consideration for the Placement Shares pursuant to the terms of the Sales Agreement, the Placement Shares will be validly issued, fully paid, and nonassessable.

AUSTIN BOSTON CHICAGO DALLAS DENVER	DETROIT HOUSTON JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

March 26, 2021

2.	The Rights attached to the Placement Shares when issued pursuant to the Rights Agreement will be validly issued.

With respect to the foregoing opinion expressed in Section 1, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

This opinion is issued as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof, to the incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP